Exhibit 99.2

China Petroleum and Chemical Corporation Natural Gas Branch
Anhui Gather Energy Gas Co., Ltd.

Natural Gas Sale and Purchase Agreement

With respect that China Petroleum and Chemical Corporation (SINOPEC) will start to construct natural gas pipeline of the “Deliver the Natural Gas in Sichuan to East Part” project, whose trunk line is from the initial station of Puguang Gas Field in Xuanhan County, Sichuan Province to the final station in Shanghai through Chongqing City (Liangping and Zhongxian, etc.), Hubei Province (Enshi, Yichang, Wuhan, Huangshi and Huangmei, etc.), Anhui Province (Anqing, Chizhou and Xuancheng, etc.), Zhejiang Province (Huzhou and Jiaxing, etc.) and Jiangsu Province. The length of the trunk line is about 1,702km, the diameter is 1,016mm, the designed capacity is 12 billion m3/year, and the designed pressure is 10MPa. It is planned to be completed in December 2008;

With respect that as a natural gas seller authorized by Municipal Government of Xuancheng City, Anhui Province, Anhui Gather Energy Gas Co., Ltd. has had certain quantity of customers, and it will have the conditions to receive the natural gas delivered through the pipeline in 2009.

Upon the principle of equal, voluntary, fair, legal and honest and friendly consultation, the both parties come to the sale and purchase intention of the natural gas delivered through the pipeline.

1. Starting Date

It is temporarily a random day from January 1, 2009 to June 30, 2009.

2. Sales and purchase site or the delivery site

(1) According to the sales and purchase agreement, the sales and purchase site is in the delivery stations of Huang Mei or Huangshi county of Hubei Province.

(2) The ownership and risk of the natural gas being sold will be transferred to purchaser from the deliverer or seller at the delivery site, which means the risky and ownership of the natural gas is belong to seller before the delivery site, and after the delivery site, the risk and ownership will be owned by purchaser.

2. Volume of Gas

From the starting date, the volume of the initial period is 50 million m3/year, and with yearly increment, the final volume should not exceed 200 million m3/year. The details for the sales volume will be defined in the annual natural gas sales and purchase agreement.

3. Price

According to economic appraisal on feasibility research stage, the average price of each substation along the pipeline should not be lower than CNY 1.60/m3 (including storage expenses), and such price should be adjusted according to relevant state policies, which should be confirmed in the annual Natural Gas Sale and Purchase Contract.

4. Quality

The natural gas should comply with the Class II Natural Gas regulated by the State Standard of Natural Gas (GB17820-1999) of the People’s Republic of China.

5. Others

5.1 This intention agreement is in four original copies, and each party shall keep two of them.

5.2 The supplementary agreement if any signed by the two sides would be equally effective with this agreement.

China Petroleum and Chemical Corporation Natural Gas Branch (Sealed)
Authorized Representative:
/s/ Wu Canqi
General Manager of China Petroleum and Chemical Corporation Natural Gas Branch
Date: June 7, 2007

Anhui Gather Energy Gas Co., Ltd. (Sealed)
Authorized Representative: /s/ Wang Zhenhong
Chairman of
Date: June 7, 2007